Exhibit 21.1

Subsidiaries of Registrant

Subsidiary Legal Name	Status	State of Organization	Type of Organization	Entity Organizational ID #

Digital Ally International, Inc.	Subsidiary-100% owned	Nevada	Corporation	NV20091423731
Shield Products, LLC	Subsidiary-100% owned	Kansas	Limited Liability Company	9656117
Digital Ally Healthcare, Inc.	Subsidiary-100% owned	Nevada	Corporation	NV20212106205
Nobility Healthcare, LLC.	Subsidiary-51% owned	Kansas	Limited Liability Company	9920075
TicketSmarter, Inc.	Subsidiary-100% owned	Nevada	Corporation	NV20211727915
TicketSmarter, LLC	Subsidiary-100% owned	Kansas	Limited Liability Company	9430463
Goody Tickets, LLC	Subsidiary-100% owned	Kansas	Limited Liability Company	6503932
Worldwide Reinsurance, Ltd.	Subsidiary-100% owned	Bermuda	Private Limited Company	47713
Digital Connect, Inc.	Subsidiary-100% owned	Nevada	Corporation	NV20222319342
BirdVu Jets, Inc.	Subsidiary-100% owned	Nevada	Corporation	NV20222550723
Kustom 440, Inc.	Subsidiary-100% owned	Nevada	Corporation	NV20222550723
Kustom Entertainment, Inc.	Subsidiary-100% owned	Nevada	Corporation	NV20222805846